Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Form S-8 No. 333-269256) pertaining to the 2022 Equity Incentive Plan, the 2022 Employee Stock Purchase Plan, and the 2023 Inducement Plan of Scilex Holding Company, and
(2)
Registration Statement (Form S-8 No. 333-269257) pertaining to the Scilex Pharmaceuticals Inc. Amended and Restated 2017 Equity Incentive Plan and the Scilex Holding Company 2019 Stock Option Plan, as amended;

of our report dated March 7, 2023, with respect to the consolidated financial statements of Scilex Holding Company included in this Annual Report (Form 10-K) for the year ended December 31, 2022.

/s/ Ernst & Young LLP

San Diego, California

March 7, 2023